SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Crystal Decisions, Inc.

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Filed by Crystal Decisions, Inc.
Pursuant to Rule 14a-6
Under the Securities Exchange Act of 1934
Commission File No.: 333-108400

     This filing relates to the proposed acquisition by Business Objects S.A., a société anonyme organized under the laws of the Republic of France (“Business Objects”), of Crystal Decisions, Inc., a Delaware corporation (“Crystal Decisions”). On December 9, 2003, Crystal Decisions posted the following message and the press release which follows on its internal website:

To: Crystal All
Re: Per Share Cash Consideration and Exchange Ratios

On December 9, 2003, Business Objects S.A. issued the attached press release announcing the per share consideration and exchange ratios in connection with the Crystal Decisions acquisition. As announced in the press release, the Option Exchange Ratio has been calculated to be 0.4021.

Using the Crystal Decisions option exchange ratio as presented in the press release, the following is an example of the conversion of 1,500 options having a per share exercise price of US$6.00.

* 1,500 options * 0.4021 = 603.15, rounded down to nearest full option = 603 options to purchase Business Objects ADSs

* US$6.00 exercise price / 0.4021 = US$14.9217, rounded up at any fraction to the nearest cent = converted per share exercise price of US$14.93

Therefore, using this example you would hold 603 options to purchase Business Objects ADSs at an exercise price of US$14.93 per option.

Please note that Crystal Decisions Stock Administration will not be able to provide individual confirmations of your Business Objects (as converted) shares or options. Instead, beginning on December 11, 2003, you will be able to access your stock option conversion details online. More information about how to access the online system will be sent on December 11. For more general information regarding stock options, including stock option FAQs, visit the Integration section on MILO at <http://team.crystaldecisions.com/DecisionandIntegration/BusinessObjects/home.asp>.

FOR IMMEDIATE RELEASE	Press Contact:
Tracy Eiler
BUSINESS OBJECTS
408 953-6031
tracy.eiler@businessobjects.com

Investor Contacts:
Don Markley
BUSINESS OBJECTS
1 408 953 6054
don.markley@businessobjects.com

Anne Guimard
BUSINESS OBJECTS
+33 1 41 25 39 19
anne.guimard@businessobjects.com

Business Objects Announces Per Share Cash Consideration and Exchange Ratios in Connection with its Acquisition of Crystal Decisions

SAN JOSE, Calif. And PARIS, France — December 9, 2003 – Business Objects (Nasdaq: BOBJ; Euronext Paris ISIN code FR0004026250) today announced the terms of the merger consideration to be paid in connection with its pending acquisition of Crystal Decisions. The closing of the acquisition is currently scheduled to take place on December 11, 2003, immediately following the meeting of Business Objects shareholders called to approve the transaction and related proposals.

On July 18, 2003, Business Objects and Crystal Decisions announced a definitive agreement under which Business Objects will acquire Crystal Decisions for a combination of cash and Business Objects shares in amounts based on a predetermined formula. The exact amount of cash and number of Business Objects shares to be issued depend upon, among other things, the number of shares of Crystal Decisions stock and the number of Crystal Decisions stock options outstanding as of the closing, the aggregate cash proceeds received by Crystal Decisions from option exercises between July 18, 2003 and the closing, and the average closing prices for a Business Objects ADS on the Nasdaq National Market for the 10 trading days ending on the third trading day prior to the closing.

Based on the formula set forth in the merger agreement, the cash consideration per share of Crystal Decisions common stock has been determined to be approximately $3.8090 and the common stock exchange ratio has been determined to be approximately 0.2885 of a Business Objects share for each share of Crystal Decisions common stock. Holders of outstanding Crystal Decisions stock options whose options are being assumed will receive options to purchase approximately 0.4021 Business Objects ADSs.

The completion of the transaction remains subject to the approval of the Business Objects general shareholders’ meeting which will be held on December 11, 2003, at 5:00 p.m., Paris time, at Coeur Défense, Amphithéâtre Hermes, La Défense 4, 110 esplanade du Général de Gaulle, 92053 Paris La Défense. If the closing is delayed, the merger consideration amounts may change. In such case, Business Objects will issue another press release with the new per share cash consideration and exchange ratios on the second business day prior to the new closing date.

Additional Information About the Proposed Acquisition and Where to Find It

On October 31, 2003, Business Objects filed a registration statement with the SEC containing Business Objects’ and Crystal Decisions’ definitive proxy statement/prospectus/information statement regarding the proposed acquisition of Crystal Decisions by Business Objects. Investors and security holders of Business Objects and Crystal Decisions are urged to read the definitive proxy statement/prospectus/information statement filed with the SEC on October 31, 2003 and any other relevant materials filed by Business Objects or Crystal Decisions with the SEC because they contain, or will contain, important information about Business Objects, Crystal Decisions and the proposed acquisition. The definitive proxy statement/prospectus/information statement has been mailed to the security holders of Business Objects and Crystal Decisions. The definitive proxy statement/prospectus/information statement and other relevant materials (when they become available), and any other documents filed by Business Objects or Crystal Decisions with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Business Objects by contacting Business Objects Investor Relations, 3030 Orchard Parkway, San Jose, California, 95134, 408-953-6000. Investors and security holders may obtain free copies of the documents filed with the SEC by Crystal Decisions by contacting Crystal Decisions Investor Relations, 895 Emerson Street, Palo Alto, California, 94301, 800-877-2340. Investors and security holders of Business Objects are urged to read the definitive proxy statement/prospectus/information statement and the other relevant materials when they become available before making any voting decision with respect to the proposed acquisition.

About Business Objects
Business Objects is the world’s leading provider of enterprise business intelligence (BI) solutions. Business Objects enables organizations to track, understand, and manage enterprise performance. The company’s solutions leverage the information that is stored in an array of corporate databases, enterprise resource planning (ERP), and customer relationship management (CRM) systems.

Popular uses of BI include management dashboards and scorecards, enterprise performance management applications, customer intelligence applications, enterprise reporting, financial reporting, and both customer and partner extranets. These solutions enable companies to gain visibility into their business, acquire and retain profitable customers, reduce costs, optimize the supply chain, increase productivity and improve financial performance.

Business Objects provides the industry’s most integrated business intelligence suite, called BusinessObjects Enterprise 6. This suite includes the industry’s best web query, reporting, and analysis; the most advanced and complete suite of analytic applications; and the best connectivity to packaged applications.

Business Objects has more than 18,000 customers in over 80 countries. The company’s stock is publicly traded under the ticker symbols NASDAQ: BOBJ and Euronext Paris (ISIN code FR0004026250 — BOB). It is included in the SBF 120 and IT CAC 50 French stock market indexes. Business Objects can be reached at 408-953-6000 and www.businessobjects.com.

About Crystal Decisions

Crystal Decisions is a leading global provider of business intelligence software and services with more than 15 million licenses shipped. Since 1984, Crystal Decisions has powered winning organizations with one of the fastest ways for employees, partners and customers to access the information they need to make the best decisions and ultimately reduce costs and increase productivity. The Crystal brand is among the most trusted names in enterprise reporting and more than 360 Independent Software Vendors (ISVs) have standardized on Crystal Decisions’ solutions. Headquartered in Palo Alto, Calif., Crystal Decisions has more than 30 offices worldwide and can be found on the Internet at www.crystaldecisions.com.

BUSINESSOBJECTS is a trademark of Business Objects S.A. Other company and product names may be trademarks of the respective companies with which they are associated.